UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2004

GARDNER DENVER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13215	76-0419383
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

1800 Gardner Expressway, Quincy, Illinois 62301
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (217) 222-5400

Item 2.   Acquisition or Disposition of Assets.

On January 5, 2004, Gardner Denver, Inc. (the “Company”) announced that the previously-announced cash offer by its wholly-owned subsidiary GD First (UK) plc (“GD First”) for the outstanding ordinary shares of Syltone plc (the “Offer”) had become unconditional in all respects and would remain open for acceptance until further notice. The Offer was made pursuant to an offer document dated November 25, 2003. As of 3:00 p.m. (London time) on January 2, 2004, valid acceptances had been received in respect of 24,688,629 Syltone plc (“Syltone”) shares, representing approximately 96.66 percent of Syltone’s issued share capital.

These acceptances included 11,023,537 Syltone shares, representing approximately 43.16 percent of Syltone’s issued share capital, pursuant to irrevocable undertakings by certain shareholders to accept the Offer as disclosed in the offer document. In addition, shareholders owning 2,789,252 Syltone shares, representing approximately 10.92 percent of Syltone’s issued share capital, made an election to receive loan notes, in lieu of immediate cash consideration, under the loan note alternative described in the offer document. GD First intends to exercise its rights under the laws of the United Kingdom to acquire compulsorily any Syltone shares for which it has not received valid acceptances of the Offer.

At the time the offer was announced, GD First had received undertakings to accept or indications of an intention to accept the Offer in respect of a total of 13,341,040 Syltone shares representing approximately 52.30 percent of the existing issued share capital of Syltone, including irrevocable undertakings to accept the Offer from the directors of Syltone and certain of their related parties in respect of 335,514 Syltone shares.

The purchase price of 185 pence per Syltone share was established by arms-length negotiation between Syltone and the Company, based upon a value of £47.2 million ($79.1 million) for the whole of Syltone’s existing issued share capital. In addition, the Company intends to make proposals to holders of options under the Syltone 2002 Approved Share Option Plan, 2002 Unapproved Share Option Plan, 1994 Approved Executive Share Option Scheme, 1994 Unapproved Executive Share Option Scheme, Long Term Incentive Plan and Share Save Option Scheme, various phantom stock awards and the option granted to Mr. Peter Andrews, Chairman of Syltone, to the extent such options have not been exercised or lapsed. The proposals will include: (1) an offer that outstanding options be cancelled for a cash payment per share equivalent to the amount by which the offer price exceeds the relevant option exercise price; and (2) an offer of payments in settlement of contractual entitlements under the phantom stock awards. The anticipated additional total net cash payment expected to be paid under these proposals is £1.7 million ($2.9 million).

The cash portion of the Offer is being funded from the Company’s existing cash balances and committed credit facilities (specifically the Company’s amended and restated Revolving Line of Credit Agreement dated as of March 6, 2002 with Bank One, NA (formerly known as The First National Bank of Chicago), U.S. Bank National Association and additional lenders named therein which provides a total borrowing capacity of $150.0 million and matures on March 6, 2005).

Shareholders who have so elected will receive loan notes from GD First in lieu of some or all of the cash compensation to which they would otherwise be entitled. Payment of principal and interest on the loan notes will be guaranteed by the Company. The loan notes will be unsecured and will bear interest payable every six months in arrears, at a rate per annum of one half of one percent (0.5%) below the London Interbank Offered Rate for six months deposits of sterling on the first business day of each interest period. Interest on the loan notes will be payable on June 30th and December 31st in each year (or, if not a business day in any year, on the next succeeding business day), commencing on June 30, 2004. The loan notes will be redeemable at par at the option of the loan noteholder, in whole or in part, on any interest payment date falling on or after December 31, 2004. If at any time the aggregate nominal amount of all loan notes outstanding is £0.5 million or less, GD First will have the right to redeem all (but not some only) of the outstanding loan notes by payment of the nominal amount thereof together with accrued interest (subject to any required tax deduction). Any loan notes outstanding on June 30, 2009 will be redeemed in full together with accrued interest (subject to any required tax deduction) on the same day (or, if not a business day, on the first business day thereafter).

There was no material relationship between Syltone and the Company or their respective affiliates, officers and directors prior to the Company’s announcement on November 13, 2003 of its intention to acquire the Syltone shares.

No directors of Syltone have service contracts with Syltone which have more than twelve months to run. It is expected that Trevor Murch and Andrew Hartley will remain directors of Syltone. Peter Andrews, Richard Templeton, John Barnsley and David Speirs have resigned from the board of directors of Syltone. The remuneration committee of the board of directors of Syltone has approved the payment of £44,814 to Mr. Andrews as additional compensation for services provided by Mr. Andrews to Syltone in relation to the Offer, being services additional to those provided for in his service agreement with Syltone under which he was employed on a part-time basis for two days per week.

In addition, certain of the directors of Syltone have entered into agreements with the Company as follows. Mr. Murch is currently employed by Syltone under a service agreement terminable by Syltone on 12 months’ notice. Mr. Murch has agreed with the Company that he will remain chief executive officer of Syltone for a minimum period of 6 months (the “Minimum Period”) following January 2, 2004. Following the expiry of the Minimum Period, should Syltone or Mr. Murch serve notice to terminate the service agreement, the Company has agreed that Mr. Murch will be entitled to receive a payment equivalent to 12 months’ salary and contractual benefits, subject to the deduction of appropriate tax and other statutory deductions. The Company has agreed with B M Consulting Limited (“BMC”), the company through which Mr. Barnsley was engaged by Syltone, and Mr. Barnsley that the Company will cause Syltone to make a payment to BMC of £18,500 plus VAT, being the amount of the entitlement under the terms of appointment, on condition that Mr. Barnsley would resign as a director of Syltone. Finally, the Company has separately agreed with each of Dr. Speirs and Mr. Templeton that it will cause Syltone to make payments of £18,500 and £21,500 to Dr. Speirs and Mr. Templeton, respectively, subject to deductions for income tax and national insurance contributions, being the amount of the entitlement under their respective terms of appointment, on condition that Dr. Speirs and Mr. Templeton, respectively, would resign as a director of Syltone.

Syltone is headquartered in Bradford, United Kingdom (UK) and its principal activity is the design, manufacture, sale and service of specialty equipment for the international transportation industry (the “Principal Activities”). Syltone's activities are structured into the Transportation Division and the Fluid Transfer Division. The Transportion Division is focused on the design and manufacture of equipment for handling bulk product on commercial vehicles in either dry or liquid form, the provision of on-board power, the design and manufacture of access platforms and power take-offs, axles and gearboxes for demanding commercial and military applications. The principal manufacturing facilities of the Transportation Division are located in the UK, France and the United States. The Fluid Transfer Division designs and manufactures equipment for loading and offloading liquids from ships, railcars and road vehicles as well as dry-break couplings with principal manufacturing facilities located in Germany and the United States. The Company currently expects that the Syltone assets will generally continue to be used in support of the Principal Activities, subject to competitive and financial considerations and requirements.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial statements required by this Item 7 are not included in this initial report on Form 8-K. Such financial statements will be filed by amendment not later than March 17, 2004.

(b)

Pro forma financial information required by this Item 7 are not included in this initial report on Form 8-K. Such pro forma financial information will be filed by amendment not later than March 17, 2004.

Item 9.   Regulation FD Disclosure.

        On January 5, 2004, the Company issued a press release announcing that the Company’s previously announced cash offer for the outstanding shares of Syltone plc has become wholly unconditional, effectively completing the acquisition. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The offer document and form of acceptance are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference.

        The information in this Item 9 and the exhibits attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARDNER DENVER, INC.

Date: January 13, 2004	By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release dated January 5, 2004
99.2	Recommended Cash Offer by UBS Investment Bank on behalf of GD First (UK) plc for Syltone plc
99.3	Form of Acceptance, Authority and Election for Recommended Cash Offer